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                                    EXHIBIT 5









                                                 February 16, 1996

Oakwood Homes Corporation
2225 South Holden Road
Greensboro, North Carolina 27417-0386

Gentlemen:

         You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of the $.50 par value Common Stock (the "Common Stock") of Oakwood Homes Corporation (the "Company"), a North Carolina corporation, by the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the Oakwood Homes Corporation Key Employee Stock Plan.

         We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the 1,500,000 shares of the Common Stock covered by the Registration Statement have been duly and validly authorized and will be validly issued, fully paid and nonassessable when issued in accordance with the Oakwood Homes Corporation Key Employee Stock Plan and receipt by the Company of the consideration therefor.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,


                                    KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.


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